Exhibit 99.2

Annie’s Announces Pricing of Secondary Offering of Common Stock by Solera

BERKELEY, Calif.—November 13, 2013—Annie’s, Inc. (NYSE: BNNY) (“Annie’s”) today announced the pricing of a public secondary offering (the “Offering”) of 2,537,096 shares of common stock by Solera Partners, L.P. and SCI Partners, L.P. Annie’s will not receive any of the proceeds from the Offering. The Offering is expected to close and settle on November 18, 2013.

The Offering is being made pursuant to Annie’s effective shelf registration statement on Form S-3 (File No. 333-189979), filed with the Securities and Exchange Commission on July 16, 2013.

UBS Investment Bank is acting as the sole underwriter of the Offering. UBS Investment Bank may offer the shares of common stock from time to time for sale in one or more transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to prevailing market prices on the NYSE, in the over-the-counter market, through negotiated transactions or negotiated prices.

When available, copies of the prospectus supplement and accompanying prospectus related to this Offering may be obtained from: UBS Investment Bank, 299 Park Avenue, New York, New York 10171, Attention Prospectus Department, telephone: (888) 827-7275.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors, synthetic colors, and preservatives regularly used in many conventional packaged foods. Additionally, Annie’s sources ingredients so as to avoid synthetic growth hormones and genetically modified food ingredients. Today, Annie’s offers over 135 products and is present in over 26,500 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner.

Contact:

Ed Aaron

Tel: 510-558-7574

eaaron@annies.com